Exhibit 99.1

JDS Uniphase Conference Call Script -- 01/24/02

JOZEF

Welcome to all of you on this call. I am joined by Greg Dougherty, our Chief Operating Officer, and Tony Muller, our Chief Financial Officer. This afternoon we would like to discuss with you our second quarter results, further progress of our Global Realignment Program and offer our outlook. We believe that our restructured company, ever expanding product breadth, vertical integration and existing customer relationships are allowing us to expand and extend our leadership position in optical components and modules. Although our revenue decline has been quite dramatic, we continue to succeed in terms of new design wins and improving our cost competitiveness. Now let me ask Tony to review the safe harbor statement and then Greg and I will provide a market and business report before Tony covers the financials.

TONY

FORWARD LOOKING LANGUAGE

We would like to advise you that our report and the discussions we will have today include forward looking statements. Forward-looking statements are all statements we make, other than those dealing specifically with historical matters (that is our historical financial results and any statements we make about the conduct of our business, operations and finances up to this moment). Our forward looking statements include any information or projections we provide on future economic conditions, industry trends, business operations and financial guidance. All forward looking statements mentioned are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward looking statements. Some, but not all, of these risks and uncertainties are discussed from time to time in the press releases and securities filings of the company with the SEC, particularly the "Risk Factor" section of our Form 10-Q filed for the quarter ended September 29, 2001.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JOZEF

Thank you Tony.

  Our revenue in the first quarter was $286 million, down 13% sequentially. Tony will provide you with the financial results and our guidance, so let me share with you our view on how the downturn is progressing and when it may end. Based on my discussions with customers, our understanding of the component and module environment and our review of the industry, we believe that our revenue going forward may initially fluctuate around the level we reach in March until the recovery gains momentum. Importantly, this is an opportunistic environment that requires flexibility and quick execution - the company that can respond to customer needs and to changed business levels - will be the winner. We believe that the improvements we have made in our manufacturing efficiency and overall cost-competiveness coupled with our broad product breadth position us well in this environment.
  Over the long-term, our continued success with design wins positions us well in the next-generations of systems that our customers will introduce. We have completed negotiations with several of our larger customers on our annual contracts and we believe that we are at least holding our competitive position with most customers, provided that we continue to execute effectively. Examples of products recently being designed into new systems include our wavelength switch, temperature-tunable source laser, 10 Gb/s transponders, 10 Gb/s modulators, 10 Gb/s receivers, metro amplifiers, next generation DWDM, dynamic gain equalizers and our MEMS variable optical attenuator, to name a few.
  Design activity continues to be strong and we expect to introduce many important new products over the coming months. The OFC trade show will showcase a number of these new products that will offer the primary attributes required by new system architectures: small footprint, increased functionality, improved optical performance, added intelligence and low cost. Additionally, we will be highlighting our end to end system built entirely with JDS Uniphase components, an accomplishment that none of our competitors can offer. I hope to see you at the show and I encourage you to review our announcements if you are unable to attend.
  Important additions to our product breadth and integrated module strategy are the Gigabit Ethernet and Fibre Channel product lines that we acquired from IBM. With these products, we are truly an end-to-end supplier from the enterprise to ultra long haul systems. I am pleased to report that all of the IBM employees in this unit have chosen to join JDS Uniphase so we embark on this new venture with a very talented, enthusiastic team. We are already actively engaged with customers for the IBM products - both those that are customers for our telecommunications products and those that are new customers for JDS Uniphase, and we are pleased with the response we have received.
  Turning to our operations, Greg's team has done a superb job in executing on our Global Realignment Plan ahead of schedule while broadening its scope where possible to improve our operating leverage. With fewer facilities, an enhanced IT infrastructure, increased focus on low cost manufacturing, a more cost-competitive expense structure and a dedication to outsourcing and automation, we believe we have laid the foundation for the most profitable company in the industry. In addition to lowering our cost structure dramatically, we have significantly improved the operating leverage we can achieve with any future sales increases. And I am pleased to report that this far-reaching restructuring is accompanied by innovation and design creativity that is responding to the needs of our customers' new system programs.
  During this long and difficult downturn, we are re-engineering our company to be a better partner for our customers now more than ever. We believe our improved manufacturing efficiency, broad product breadth, dedication to technological innovation, collaborative engineering capability and commitment to our customers clearly differentiates JDS Uniphase among the optical component and module suppliers and we plan to capitalize on this position.
  Greg.

GREG

Thank you Jozef.

  Let me provide a brief update on the Global Realignment Program before touching on our individual operating segments, and the implementation of our Balanced Scorecard.
  We have largely met our original goals for the Global Realignment Program, yet we are continuing to expand its scope as we find additional opportunities to make our operations more effective and efficient while we meet customer needs. This has meant additional site closings and product line transfers. Regrettably, it has also meant additional job reductions. We now have just over 11,000 employees and we will continue to look at further consolidations. An example as to how we are going about these further reductions is our recent decision to consolidate our facility in Piscataway, New Jersey that manufactures high speed electronic circuits with our modulator site in Connecticut. These products are used together in our transmission subsystems and this action supports our vertical integration strategy and allows us to better leverage the optical and electronic technology expertise in one location while reducing our fixed overhead. As always we are doing our best to treat our employees with the dignity and respect that they deserve.
  I would also note that our new management team did a great job in the quarter containing capital spending and improving working capital turnover.
  We now expect the Global Realignment Program will provide over a $900 million annual savings rate. In the second quarter we achieved our target of creating a break even cost structure at $350 million in revenue, excluding the impact of the IBM transaction. Including IBM in the third quarter, we expect our break even level to be under $345 million in quarterly revenue, and we expect our break even level to decline even further thereafter.
  Now let me discuss our product lines and offer a couple of brief highlights from the various business units.
  In our transmission and network components segment, let me start with amplifiers. While we continue to offer significant custom work on amplifiers, we believe that new additions to our standard amplifier line position us with the broadest standard product offering available. These products offer customers lower price points and improved manufacturability without sacrificing performance. The group has also qualified several new higher performance micro-optic components for amplifiers that significantly improve amplifier performance. Additionally, the amplifier group is demonstrating its first 25 GHz optical performance monitor and now has performance monitor products designed in at seven major accounts. Performance monitors allow carriers to monitor and analyze their networks remotely at the optical layer, an important cost-saving feature as networks become more optical and less electrical. We believe that network management will be an increasingly important feature in next generation architectures.
  In transmission subsystems, our 2.5 Gb/s transponder product family continues to do well and actually experienced a quarterly increase in revenue. Interest in our 10 Gb/s transponder family remains strong and our cable TV products have experienced steady sales. We expect our CATV sales to remain strong.
  The acquisition of the IBM Rochester unit positions us as a leader in Storage Area and Local Area Networks. We are very pleased with the outstanding team and our confident that they will contribute to JDS Uniphase in multiple ways. I am also very proud to say that we have a very well defined integration plan to bring the ex-IBM team into the JDS Uniphase family.
  Our wavelength routing group continues to lead the market in innovation and integrated product solutions. Our line of wavelength switches and blockers are receiving very positive customer response as low cost solutions for remotely adding and dropping wavelengths. We also have numerous design wins for our 1X2 and 2X2 MEMS and MOMS switches and our MEMS attenuator is the first on the market available in volume. Dynamic Gain Equalizers, tunable filters and interleavers are also being sampled to customers.
  Our Active Components Group continues to record design wins for many of our products including pump lasers, semiconductor optical amplifiers, tunable continuous wavelength source lasers, receivers and modulators. We have several exciting new products moving from development to sampling including a 25-GHz temperature-tunable CW laser, 10 Gb/s z-cut modulator, uncooled 980 pump lasers and 14XX pumps.
  We believe that our non-telecom products have seen the cyclical bottom in sales in December. Bookings have been increasing since September and the business reported a book to bill ratio of one in the second quarter for the first time in several quarters. We are seeing additional interest in products used in projection display and High Definition TV as well as those used in security and anti-counterfeiting, such as our new SecureShift pigments.
  Last quarter we introduced our balanced scorecard as a tool to foster continuous improvement. We now have the tools in place to capture data and measure performance in the categories of: financial performance, customer satisfaction, technology and people satisfaction. Improvement initiatives are being initiated in our units and we are finding opportunities for immediate and significant improvements that provide an important morale boost for an initiative that is so comprehensive and challenging. This program is vital in our quest for operational excellence, so that we may provide value to our customers via innovation and execution.
  Now let me speak of our most important asset - the talented people of JDS Uniphase. The downturn has been very difficult for all of us, yet our people continue to serve our customers with passion and professionalism. We have expanded our employee communications programs that are so important, both because of business conditions and because of our geographic diversity, and we have also changed our stock option programs to provide options more frequently without either repricing or exceeding our dilution targets. These have been well received by our employees. We have also hired a new vice president of human resources, filling a position that had been vacant. Garry Ronco joined us from Cisco in the second quarter and we look forward to his leadership and positive contributions going forward.
  In summary, we have made significant progress in all of our operations and we continue to position JDS Uniphase as the leader in optoelectronics.
  Jozef.

JOZEF

Thank you Greg. Now Tony will review the second quarter and discuss guidance for future periods.

TONY

Numbers for the Quarter

Let me first review the financial highlights for the quarter.

  Sales of $286 million in the quarter were down 13% from the first quarter and approximately at the mid-point of our sales guidance.
  Global Realignment Program charges were $73 million in the quarter.
  Pro forma gross margin reflected the costs of the global realignment program, the write down of $80 million in inventory because of changes in product mix and sales level forecasts as compared to three months ago, and the use of approximately $29 million in inventory that had previously been written down..
  Our financial condition remains very strong. Cash at the end of December was $1.5 billion, a change from last quarter principally reflecting the IBM acquisition. We used $5 million in cash for operations.

Looking at the quarter in more detail let me start with our operating results.

  We had no ten per cent customers in the quarter
  Transmission and Network Components represented $212.8 million in revenue, or 74.4% of total sales. Revenue in this segment was down 12% sequentially.
  Thin Film Products and Instrumentation accounted for $70.5 million in revenue, or 24.7% of total sales. Revenue in this segment was down 16% sequentially.
  Modules represented almost 25% of sales for the quarter, and this percentage is projected to grow by 300 basis points or more over each of the next two quarters. We include in the module category amplifiers, transceivers, instruments, certain switching products as well as other integrated module products. We expect modules that use JDS Uniphase components to have gross margins comparable to the Company average.
  Our book-to-bill ratio was below one for the quarter because of the continuing downturn.
  We incurred charges of approximately $80 million for the write-down of excess and obsolete inventory. Please note that any parts previously written down can have no financial effect on our operating results, even if we now consider them saleable, until they are sold. The Company did use approximately $29 million in inventory during the quarter that had previously been written down.
  Gross margin (pro forma)
  Our pro forma gross margin, including realignment and other charges was (13.8%). Excluding inventory charges and the benefit of using written down parts, it was 22.5%. Our gross margin was adversely affected by product mix and yields. We had higher than expected sales of modules that are not yet fully vertically integrated with JDSU components. Yields were adversely affected by product relocations and other changes in connection with the Global Realignment Program.
  R&D (pro forma)
  Excluding Global Realignment Program charges, R&D was approximately $51.6 million or 18% of sales for the quarter, down 19% from the first quarter.
  SG&A (pro forma)
  SG&A expenses, excluding Global Realignment Program charges, were $71.5 million or 25% of sales for the quarter. SG&A expenses were down 18% sequentially.
  Interest and other income were $9.7 million for the quarter.
  The provision for income taxes reflects an increase of $150 million in the valuation allowance for the Company's domestic deferred tax assets.
  Our pro forma loss was $255.3 million or $0.19 per share for the first quarter. These results include the Global Realignment Program costs, charges for the write down of excess inventory, benefits of using previously written-down inventory and exclude the costs we have historically excluded, primarily those related to merger and acquisition charges.
  Again, please note that analyst estimates for the December quarter typically exclude the costs associated with the JDS Uniphase Global Realignment Program. The pro forma amounts shown above do not exclude such costs.
  For the first quarter shares were 1.33 billion.

Let me provide additional details on the Global Realignment Program.

  The total costs of this program are estimated to be $900-950 million of which approximately $850 million was incurred through the end of the second quarter. In the second quarter we incurred charges of $73 million, of which $53 million was charged to cost of goods sold, and $20 million was charged to operating expenses. Included in the costs of the Global Realignment Program are charges for accelerated depreciation, and moving and employee costs related to the phasing out of certain facilities and equipment.
  To date actions taken under the Global Realignment Program have reduced annual expenses by approximately $800 million and we now expect this number to exceed a $900 million annual rate by the end of the year.

Balance Sheet

Our financial strength remains considerable.

  We held $1.7 billion in cash and marketable securities at the end of the quarter, of which $1.5 billion was cash, money market and other highly liquid fixed income securities. The decline in the latter amount largely reflected the cash portion of the IBM optical transceiver business purchase.
  Receivables were down considerably and DSAR were 61 days for the quarter, down ten days from a quarter ago.
  The Global Realignment Program used approximately $38 million in cash during the quarter. To date, the Global Realignment Program has used over $120 million in cash and we expect additional cash outlays of approximately $180 million over future quarters.
  Inventory turns for the quarter were not meaningful because of the large inventory write downs we have taken.
  We used $5 million in cash from operations during the quarter, including the cash used by the Global Realignment Program.
  Capital spending for the quarter was $31 million (year to date $87 million) which was below depreciation. We expect capital spending for the year to be under our original goal of $200 million.

Intangible Assets

  As we did in the previous three quarters, we again performed an assessment of our assets pursuant to SFAS 121. This resulted in $1.3 billion in reductions of intangible assets for the quarter. The reductions did not relate to our major core telecommunications units.

Leverage

  As Jozef mentioned, our operating leverage has improved significantly and I would like to provide some additional detail on this. Based on our current cost structure and forecasted product mix, including the IBM transceiver operation, we believe that as industry conditions improve we can achieve pro-forma operating gross margin leverage of over 60% of revenue increases initially and then well over 50% through a significant range of quarterly sales increases. We believe marginal operating profitability on such future sales increases would initially be in the high 50's as a percent of sales and then remain above 40% during such periods. This model anticipates that module-level products will be an increasing proportion of total revenue with vertically integrated modules earning gross margins equal to the company average.

Guidance

  Let me discuss our guidance for future periods. I would like to reaffirm the guidance we previously provided for the March quarter - a sequential sales decline of ten to fifteen percent from the December quarter for our business as it existed prior to the acquisition of the IBM transponder business, with $18 to $19 million in projected additional sales from the product lines acquired from IBM. This would imply third quarter sales of $261 to $276 million.
  Recent changes to our sales forecasts have caused the Company to be uncertain that the March quarter will represent the low point in sales for the current downturn, although we expect recovery from the low point initially to be modest. While we have seen analyst forecasts that system supplier sales will reach a bottom in the March quarter, we believe any increases in system orders will in large measure initially be absorbed by customer inventories, although over time our customers' inventories will be reduced and new products will become an increasing share of our customers' component and module requirements.
  At the sales level projected for the third quarter we expect pro forma gross margins will be in the range of 30% to 32% of sales and we expect to report a pro forma loss of $0.01 to $0.02 for the period, excluding charges under the Global Realignment Program.
  Jozef.

JOZEF

  Thank you Tony.
  Finally, I would like to thank the employees of JDS Uniphase for their continued dedication in this difficult environment. Our team of talented individuals continues to introduce leading-edge products that help our customers design systems with the performance and economics required by the carriers. At the same time, our team has been aggressively cutting costs and creating a more efficient manufacturing operation. The people that built JDS Uniphase into today's leader are working to ensure that JDS Uniphase is tomorrow's leader as well and for that we are very thankful.
  We can now open the call to questions.